   Media Contact: Roy Wiley     630-753-2627
Investor Contact: Ramona Long   630-753-2406

                                       NAVISTAR FINANCIAL CORPORATION PLANS
                                  $200 MILLION PRIVATE EXCHANGEABLE DEBT OFFERING

         WARRENVILLE, Ill. - March 15, 2002 - Navistar International Corporation (NYSE: NAV), the nation's largest truck and mid-range diesel engine company, announced today that its wholly-owned finance subsidiary intends to issue $200 million in subordinated exchangeable notes due 2009, the proceeds of which will be used for general corporate purposes.

          The notes, to be issued by Navistar Financial Corporation, will be offered and sold in a Rule 144A offering. They will be exchangeable at the option of the holders, prior to redemption or maturity, into common stock of Navistar International Corporation.

         The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         Navistar International Corporation is the parent company of International Truck and Engine
Corporation, a leading producer of mid-range diesel engines, medium trucks, heavy trucks, severe service vehicles, and a provider of parts and service sold under the International(R)brand. American Transportation
Corporation, a wholly owned subsidiary, produces school buses.  The company also is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Additionally, through a joint venture with Ford Motor Company, the company will build medium commercial trucks and currently sells truck and diesel engine service parts.  International Truck and Engine has the broadest distribution network in the industry. Financing for customers and dealers is provided through Navistar
Financial Corporation. Additional information can be found on the company's web site at WWW.NAV-INTERNATIONAL.COM

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